Exhibit 10.2
                                                                    ------------


                    SEPARATION AGREEMENT AND GENERAL RELEASE

      Aircastle Advisor LLC, a Delaware limited liability company ("Aircastle"), and Mark Zeidman ("Employee") have entered into this Separation Agreement and General Release (this "Agreement") as of this 12th day of April, 2007 (collectively referred to as the "Parties"). Aircastle Limited, a Bermuda exempted company ("Parent"), is a signatory to this Agreement solely with respect to obligations herein related to its shares. In consideration of the mutual promises contained herein, the Parties agree as follows:

1. Last Day of Employment. Employee and Aircastle agree that Employee's employment with Aircastle shall terminate on April 30, 2007, or such earlier date as may be agreed upon by Employee and Aircastle (the date on which such a qualifying termination occurs being called the "Termination Date"). If Employee's employment is terminated in accordance with the preceding sentence, Aircastle will pay Employee all earned but unpaid salary and all accrued but unused paid time off (including vacation time) earned by Employee (or which would have been earned if employment had continued) through the Termination Date, less applicable withholdings and deductions, as soon as practicable after the Termination Date. In addition, Aircastle will reimburse Employee for all business expenses incurred on behalf of Aircastle through the Termination Date, in accordance with Aircastle's policies with respect to the reimbursement of expenses. Employee hereby confirms that effective on the Termination Date (or any other termination of employment), Employee will no longer hold any positions as an officer, director or employee of Aircastle (including its parents, subsidiaries and affiliates at any level), and Employee agrees to promptly execute such customary documents and take such customary actions as may be necessary or reasonably requested by Aircastle to effectuate or memorialize the termination of such positions. Employee and Aircastle agree that Employee shall serve as Aircastle's Chief Financial Officer until the Termination Date, or such earlier date as Aircastle may hire another individual to serve as Chief Financial Officer (the "Transition Date"). If a Transition Date occurs, then, effective as of such date, Employee hereby resigns his position as Chief Financial Officer and any positions as an officer or director of Aircastle (and its parents, subsidiaries and affiliates at any level), and agrees to promptly execute such customary documents and take such customary actions as may be necessary or reasonably requested by Aircastle to effectuate or memorialize the termination of such positions. Employee shall continue to serve as a key employee of Aircastle after the Transition Date, assisting in the transition until the Termination Date.

2.    Special Payments

      (a) Separation Payment I. Subject to this Agreement having been completely executed and not revoked during the revocation period described in Section 17 hereof, and if (and only if) Employee's employment is terminated in accordance with the first sentence of
            Section 1 hereof, 30,000 of the shares subject to the terms of the Restricted Share Agreement dated as of March 8, 2006, between Employee and Aircastle (the "Restricted Share Agreement") under the Amended and Restated Aircastle Limited 2005 Equity and Incentive Plan, shall become fully vested on, or as of, the Termination Date. Such vested shares shall be delivered to Employee as soon as practicable after their vesting (such vesting and delivery being called the "Separation Payment I"). Employee acknowledges that this Separation Payment I is in addition to any amounts to which Employee is already entitled and that the payment is adequate and satisfactory consideration for the assurances made by Employee in this Agreement, including, without limitation, the general release of claims given in Section 3 hereof.

      (b) Separation Payment II and Final Separation Agreement. A form of "Final Separation Agreement" is attached hereto as Exhibit A. If (and only if) Employee's employment is terminated in accordance with the first sentence of Section 1 hereof, Employee will be asked to execute a Final Separation Agreement substantially in the form attached hereto on or after the Termination Date; however, the provisions of this Agreement are not contingent upon Employee's execution of the Final Separation Agreement. Subject to the Final Separation Agreement having been completely executed by Employee and not revoked during the revocation period described therein, 20,000 of the shares subject to the Restricted Share Agreement shall become fully vested in accordance with the provisions of the Final Separation Agreement and shall be delivered as soon as practicable after such vesting (such vesting and delivery being called the "Separation Payment II").

      (c) Possible Forfeiture of Shares. Employee agrees that those 50,000 restricted shares described in Sections 2(a) and 2(b) hereof shall vest only in accordance with those Sections and shall otherwise be forfeited upon a termination of employment.

3. Employee General Release of Claims. Employee for Employee, Employee's estate, Employee's heirs, family members, successors and assigns hereby voluntarily, knowingly and willfully forever releases and discharges Aircastle and its Parent, affiliates, successors, assigns, employees, officers, directors, representatives, shareholders, agents and all persons acting by, through, under or in concert with Aircastle in both their official and personal capacities (the "Releasees") from any and all claims, whether or not known, accrued, vested or ripe, that Employee has or may have against the Releasees arising from or in any way related to Employee's employment with Aircastle up to and including the date of execution of this Agreement or related to the termination of that employment relationship in accordance with the contractual provisions of this Agreement, including, but not limited to, any such claim for an alleged violation of the following statutes and court-made legal principles:

            o   Title VII of the Civil Rights Act of 1964, as amended;

            o   The Civil Rights Act of 1991;

            o Any claim arising under the provisions of the False Claims Act, 31 U.S.C.A. ss. 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its "qui tam" provisions;

            o Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

            o   The Employee Retirement Income Security Act of 1974, as amended;

            o   The Immigration Reform and Control Act, as amended;

            o   The Americans with Disabilities Act of 1990, as amended;

            o   The Age Discrimination in Employment Act of 1967, as amended;

            o   The Older Workers' Benefit Protection Act of 1990, as amended;

            o The Workers Adjustment and Retraining Notification Act, as amended;

            o   The Occupational Safety and Health Act, as amended;

            o   The Connecticut Fair Employment Practices Act;

            o Connecticut labor laws, as contained in Title 31 of the General Statutes of Connecticut;

            o any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

            o any claims arising out of or related to an express or implied employment contract (including, without limitation, the letter agreement between Employee and Aircastle Investment Limited dated February 3, 2005, and the letter agreement between Employee and Aircastle Advisor LLC dated March 8, 2006, together, the "Employment Letter") or a covenant of good faith and fair dealing;

            o   any public policy, contract, tort, or common law; or

            o any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

            Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Employee may have: (i) under this Agreement; (ii) for indemnification under any written indemnification agreement by and between Employee and Aircastle and/or under applicable law or Aircastle's charter or bylaws; (iii) under any applicable insurance coverage(s); or (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans.

4. Aircastle Release. Aircastle also agrees to waive all known claims against Employee, but such waiver shall exclude, whether known or unknown: (a) any claims arising out of alleged criminal, fraudulent or willful conduct by Employee in connection with his activities as an employee of Aircastle,
      (b) any violation by Employee of any policies of Aircastle relating to the performance of his duties which results in a claim against

      Aircastle or any affiliate or a loss to Aircastle or any affiliate arising out of such violation, (c) a violation of any securities or other governmental laws, rules or regulations relating to Employee's duties as an employee of Aircastle, and (d) claims initiated by any third parties or claims for indemnification and/or contribution arising from any claims initiated by third parties. Notwithstanding the foregoing, Aircastle does not release its right to have Employee perform his obligations under this Agreement (including, without limitation, his obligations under Section 9 hereof with respect to the restrictive covenants section of the Employment Letter).

5. Affirmations. Employee and Aircastle each affirm that neither has filed, caused to be filed, or presently is a party to any claim, complaint, or action against the other in any forum or form. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Employee disclaims and waives any right of reinstatement with Aircastle. Aircastle and Parent affirm that, in accordance with the terms of the Restricted Share Agreement, Employee is entitled to receive all dividends declared, with a record date prior to any forfeiture of such shares, on the shares subject to the Restricted Share Agreement, without regard to any restrictions on dividend receipt under the award's governing documents which might otherwise apply. Aircastle and Parent further affirm that, after the Termination Date has passed and vesting has occurred as provided in this Agreement, the vested shares granted pursuant to the Restricted Share Agreement will be freely transferable by Employee, without restriction under (i) any agreement to which Aircastle or Parent is a party and (ii) any policy of Aircastle or Parent (other than any applicable provision of the Amended and Restated Insider Trading compliance Program of Aircastle Limited adopted as of February 22, 2007). The vested shares granted pursuant to the Restricted Share Agreement will be subject to certain requirements under state or federal securities law.

6. Benefits and COBRA. Except as otherwise provided in this Section 6, effective as of the Termination Date, Employee will cease all Aircastle health benefit coverage and (except as provided in this Agreement) other benefit coverage. Employee acknowledges that Aircastle has advised Employee that pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Employee has a right to elect continued coverage under the Aircastle group health plan for a period of eighteen (18) months from the Termination Date.

7. Non-Disparagement. Employee agrees not to make critical, negative or disparaging remarks about Aircastle, including, but not limited to, comments about any of its products, services, management, business or employment practices, and not to voluntarily aid or voluntarily assist any person in any way with respect to any third party claims pursued against Aircastle. Aircastle agrees to cause its "executive officers" (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) not to engage in, conduct or make statements or representations that are critical, negative or disparaging with respect to Employee, Employee's business or personal reputation. If called to provide information to any actual or prospective subsequent employer of Employee, Aircastle will only disclose those matters covered in public filings, and that Employee's departure was amicable. Any description of Employee's departure from Aircastle in any public filing or document (or otherwise) by or on behalf of Aircastle shall be accurate and fully consistent with that contained herein and shall be fully agreed to by Employee except to the extent that Aircastle in good faith views its disclosure requirements under applicable law to require disclosure which is not so agreed to. Aircastle will attempt in good faith to provide Employee with an opportunity to review and comment on any such filing or document (or any written internal or external announcement of his departure) before it is publicly disclosed (or announced). Nothing in this Section will prevent the Employee or Aircastle from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process.

8. '34 Act Filing. Aircastle will disclose the existence and terms and will file this Agreement with the Securities and Exchange Commission in satisfaction of its reporting obligations under the Securities and Exchange Act of 1934, as amended. The Form 8-K to be filed to which this Agreement shall be attached as an exhibit and any press release issued in connection with Employee's departure from Aircastle shall first be furnished to Employee with an opportunity for Employee to comment, and Aircastle will attempt in good faith to provide Employee with an opportunity to review any changes or additions to any such disclosure in any other public filings or disclosure in advance.

9. Continuing Obligations to Aircastle. The Parties' rights and obligations under the provisions of the restrictive covenants section of the Employment Letter relating to non-competition, non-solicitation of employees, clients and others, and confidentiality are unaffected by the execution of this Agreement and are incorporated by reference herein; provided, however, that the Parties agree that the non-competition covenant of the Employment Letter shall apply for six (6) months following a termination of Employee's employment in accordance with the first sentence of Section 1 hereof and that the non-solicitation covenant of the Employment Letter shall apply for eighteen (18) months following a termination of Employee's employment in accordance with the first sentence of Section 1 hereof, except as is otherwise mutually agreed by the Parties. Commencing on the Termination Date, Employee will cooperate in all reasonable respects with Aircastle and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against Aircastle or any of its affiliates, to the extent Aircastle reasonably deems Employee's cooperation necessary. Employee shall be reimbursed for all out-of-pocket expenses incurred by Employee as a result of such cooperation. With respect to any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought against Employee in connection with his employment by Aircastle, Aircastle will honor, and proceed in accordance with, its bylaws.

10. Return of Personal Property. Aircastle has promised to return to Employee all items of personal property located at Employer's business premises prior to the Termination Date. Employee promises to return to Aircastle all items of Aircastle property in Employee's possession no later than the Termination Date.

11. Notices. All notices, demands, consents or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including facsimile or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the sender) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified:

      To Employer Corporation:           Aircastle Limited.
                                         c/o Aircastle Advisor LLC
                                         300 First Stamford Place, 5th
                                         Stamford, Connecticut  06902
                                         Attention:  General Counsel


                                         With a copy to:

                                         Skadden Arps, Slate, Meagher & Flom LLP
                                         4 Times Square
                                         New York, NY, 10036-6522
                                         Fax: (212) 735-2000
                                         Attention: Joseph A. Coco, Esq.





                                         To Employee:


                                         Mark Zeidman
                                         At address currently on Aircastle's
                                          records



                                         With a copy to:

                                         Pearl Zuchlewski
                                         500 Fifth Avenue, Suite 5100
                                         New York, New York 10110-5197
                                         Fax: (212) 869-4648


12. Governing Law and Interpretation. This Agreement shall be governed and controlled by and in accordance with the laws of the State of Connecticut without regard to its conflict of laws provision. In the event Employee or Aircastle breaches any provision of this Agreement, Employee and Aircastle affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Venue for any action brought to enforce the terms of this Agreement or for breach thereof shall lie in any court of competent jurisdiction in Stamford, Connecticut. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The Parties affirm that this Agreement is the product of negotiation and agree that it shall not be construed against either Party on the basis of sole authorship.

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

13. Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for same shall be deemed or construed at anytime for any purpose as an admission by either party of any liability, wrongdoing or unlawful conduct of any kind.

14. Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both Parties wherein specific reference is made to this Agreement.

15. Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any prior agreements or understandings between the Parties, except as certain provisions of other prior agreements are specifically incorporated by reference herein. Each Party acknowledges that such Party has not relied on any representations, promises, or agreements of any kind made to such Party in connection with the other Party's decision to enter into this Agreement, except for those set forth in this Agreement.

16. Payments and Withholding. In accordance with Section 10 of the Restricted Share Agreement, Employee shall pay Parent promptly upon request, and in any event at the time he recognizes taxable income in respect to the restricted shares which vest pursuant to this Agreement or the Final Separation Agreement, an amount equal to the taxes Parent determines it is required to withhold. Employee shall make such payment in cash.

17. Revocation. Employee may revoke this Agreement for a period of seven (7) calendar days following the day that Employee executes this Agreement. Any revocation within this period must be submitted, in writing, to Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, Connecticut 06902, as follows: "I hereby revoke my acceptance of our Agreement." The revocation must be personally delivered to Aircastle's General Counsel or mailed to his office at the above address and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired without this Agreement having been revoked. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

      EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND THE GENERAL RELEASE CONTAINED HEREIN AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

      EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

      HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES CONTAINED HEREIN AND TO RECEIVE THE CONSIDERATION SET

      FORTH HEREIN, EMPLOYEE KNOWINGLY AND VOLUNTARILY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date first written above:




                                             AIRCASTLE ADVISOR LLC

                                             By: /s/ Ron Wainshal
                                                 ------------------------------
                                             Name:
                                             Title:


                                             EMPLOYEE

                                             By: /s/  Mark Zeidman
                                                 ------------------------------
                                                 Mark Zeidman

Solely as to obligations contained herein with respect to its shares:

AIRCASTLE LIMITED

By:  /s/ Ron Wainshal
    ------------------------------------
Name:
Title:

                                    Exhibit A
                           Final Separation Agreement

      This will confirm the understanding of "Employee" and "Aircastle" (as defined in the Separation Agreement and General Release entered into between them as of April 12, 2007 (the "Separation Agreement") and their final agreement (this "Final Separation Agreement") with respect to the termination of Employee's employment with Aircastle. Aircastle Limited, a Bermuda exempted company ("Parent"), is a signatory to this Final Separation Agreement solely with respect to obligations herein related to its shares.

1. A form of this Final Separation Agreement was attached to the Separation Agreement. The Separation Agreement (including, but not limited to the release of all Claims, as set forth and defined in Section 3 of the Separation Agreement) is hereby incorporated and made a part of this Final Separation Agreement. Employee affirms that Employee has been paid and has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and benefits to which Employee may be entitled (other than payments to be provided after the Termination Date in accordance with the Separation Agreement and this Final Separation Agreement) and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and benefits are due to Employee (other than payments to be provided after the Termination Date in accordance with the Separation Agreement and this Final Separation Agreement). Employee agrees that, with Employee's execution of this Final Separation Agreement (and upon the provisions of this Final Separation Agreement becoming effective and enforceable after the revocation period described in Section 3 hereof has passed without this Final Separation Agreement having been revoked), the release of Claims in Section 3 of the Separation Agreement shall cover any and all Claims associated with Employee's entire employment with Aircastle and Employee's actual separation from such employment, including, but not limited to, any Claims arising from the date on which Employee initially signed the Separation Agreement through Employee's last day of employment with Aircastle. Aircastle also agrees to waive all known claims against Employee, but such waiver shall exclude, whether known or unknown: (a) any claims arising out of alleged criminal, fraudulent or willful conduct by Employee in connection with his activities as an employee of Aircastle,
      (b) any violation by Employee of any policies of Aircastle relating to the performance of his duties which results in a claim against Aircastle or any affiliate or a loss to Aircastle or any affiliate arising out of such violation, (c) a violation of any securities or other governmental laws, rules or regulations relating to Employee's duties as an employee of Aircastle, and (d) claims initiated by any third parties or claims for indemnification and/or contribution arising from any claims initiated by third parties. Notwithstanding the foregoing, Aircastle does not release its right to have Employee perform his obligations under the Separation Agreement and this Final Separation Agreement (including, without limitation, his obligations under Section 9 of the Separation Agreement with respect to the restrictive covenants section of the Employment Letter).

2. Subject to this Final Separation Agreement having been completely executed and delivered and the revocation period described in Section 3 hereof having passed without this Final Separation Agreement having been revoked, 20,000 of the restricted shares subject to the Restricted Share Agreement shall become fully vested as of the Termination Date. Such vested shares shall be delivered to Employee as soon as practicable after their vesting (such vesting and delivery being called the "Separation Payment II"). This vesting shall be in addition to the vesting provided in Section 2(a) of the Separation Agreement. Employee agrees that the Separation Payment II is consideration in addition to any amounts to which Employee is already entitled and that this consideration is adequate and satisfactory in exchange for the assurances Employee makes in this Final Separation Agreement.

3. Employee acknowledges Employee has been given more than twenty-one (21) days to consider entering into this Final Separation Agreement and that Employee has seven (7) days after Employee's execution of this Final Separation Agreement to revoke such execution. Any revocation within this period must be submitted, in writing, to Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, Connecticut 06902, "I hereby revoke my acceptance of our Final Separation Agreement." The revocation must be personally delivered to Aircastle's General Counsel or mailed to his office at the above address and postmarked within seven
      (7) calendar days of execution of this Final Separation Agreement. This Final Separation Agreement shall not become effective or enforceable until the revocation period has expired without this Final Separation Agreement having been revoked. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. No provision of this Final Separation Agreement, including Aircastle's obligations under Section 2 hereof, shall become effective or enforceable, until Employee's right of revocation has been fully extinguished.

                  [Remainder of Page Intentionally Left Blank]

4. Employee acknowledges Employee's last day of employment with Aircastle coincided with or preceded Employee's signing of this Final Separation Agreement.

5. In the event of Employee's death prior to the execution of this Final Separation Agreement, it may be executed by a representative of Employee's estate.


EMPLOYEE                                    AIRCASTLE ADVISOR LLC

                                            By:
---------------------------------               -----------------------------
Mark Zeidman


Date:                                       Date:
      ---------------------------                 ---------------------------


Solely as to obligations contained herein with respect to its shares:

AIRCASTLE LIMITED

By:
    ----------------------------------------
Name:
Title: